Exihibit 10.11

CONSULTING AGREEMENT

           THIS AGREEMENT is entered into as of the 1st day of April, 2011, by and between The One World Doll Project, Inc (hereinafter referred to as the "Corporation"), and Robert Hines (hereinafter referred to as the "Consultant").

WHEREAS, Consultant provides consulting services in the form of promotions, and relationship management, and

WHEREAS, Corporation wishes to avail itself of Consultant’s experience and knowledge, and

 NOW, THEREFORE, in consideration of the foregoing, and of the mutual agreements herein contained, Consultant and Corporation agree as follows:

            1.   Consulting Services.

                (a)  Term of Service.  Corporation hereby agrees that it will engage Consultant, and Consultant agrees that they will serve, as a consultant to Corporation for a period (the "Term") commencing immediately from the signing of this Agreement and continuing thereafter for a period of 12 months.  This Agreement shall continue in force and automatically renew on a monthly basis unless notice of termination is provided as set forth herein.   Notice of termination may be made by the Company or the Consultant at any time upon 30 days written notice.

                (b)  Nature of Consulting Services.  To the extent reasonably requested by Corporation, Consultant shall serve in the capacity of financial consulting for Corporation. As a primary function of this engagement, Robert Hines will work to create financial models and financial projections for the company.

Also, per this agreement, Consultant will consult with and advise Corporation with respect to its  strategies in the areas of, business development, financial management, and other matters as required.

The Consultant shall, at all times, be an independent consultant and not an employee, officer or agent of the Company.  The consulting services shall be provided in Houston, Texas at times determined by Consultant except as the parties may otherwise agree.  Corporation shall provide Consultant with adequate information and resources to allow Consultant to perform effectively the services contemplated by this Agreement.

2.   Confidential Information.  Consultant shall continue to hold confidential for the benefit of Corporation all secret or confidential information, knowledge or data relating to Corporation that shall have been obtained by Consultant during its engagement by Corporation or during the Term and that shall not have become public knowledge.  The Corporation shall hold all proprietary information or information marked “Confidential” and received from Consultant as confidential information and will not circumvent Consultant or seek to enter into any relationship with a party introduced by Consultant except under the terms of this Agreement.

   3.   Fees for Services.  In consideration of the consulting services to be performed by Consultant hereunder and for the covenants of Consultant contained herein, Corporation shall pay Consultant 50,000 shares of common stock of Corporation pursuant to the Corporation’s related stock plan as compensation for the above services rendered in lieu of Consultant’s standard rate of $4,166.67 per month for a period of 12 months.

           4.   Scope of Agreement.  Nothing in this Agreement shall limit such rights as Consultant may have under any other agreements with Corporation.  Amounts which are vested benefits or which Consultant is otherwise entitled to receive under any plan or program of Corporation shall be payable in accordance with such plan or program.  The Company acknowledges and understands that the Consultant works with other public companies and that nothing in this Agreement shall restrict the ability of the Consultant to work with other companies subject to the confidentiality requirements of this Agreement.

           5.   Indemnification.  Corporation shall indemnify Consultant and his legal representatives to the fullest extent permitted by the laws of the state of Texas, the Articles of Incorporation, or the Bylaws of Corporation as in effect as of the date of this Agreement and from time to time thereafter against all claims, loss, damages, costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of the services performed by Consultant pursuant to this Agreement.  Corporation will, upon request by Consultant, promptly advance or pay any amounts for costs, charges or expenses (including, but not limited to, reasonable legal fees and expenses incurred by counsel retained by Consultant) in respect of its right to indemnification hereunder, subject to a later determination as to Consultant's ultimate right to receive such payment.  Consultant’s rights under this Agreement shall be in addition to, and not in lieu of, any other rights Consultant may have to indemnification by Corporation.

           6.   Successors.  This Agreement is personal to Consultant and without the prior written consent of Corporation shall not be assignable by Consultant.  This Agreement shall inure to the benefit of and be binding upon Corporation and its successors.   Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Corporation would be required to perform it if no such succession had taken place.

           7.   Miscellaneous.

                (a)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without reference to principles of conflict of laws.

                (b)  Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Consultant:

Robert Hines
15119 T.C. Jester Blvd
Houston, TX  77068

If to Corporation:

The One World Doll Project, Inc.
17117 Westheimer 75
Houston, Texas 77082

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee or three days following mailing, as provided above, whichever shall first occur.

                (c)  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                (d)  Withholding.  Corporation may withhold from any amounts payable under this Agreement such amounts as shall be required to be withheld pursuant to any applicable law or regulation.

                (e)  Entire Agreement; Amendment.  This Agreement contains the entire understanding of Corporation and Consultant with respect to the subject matter hereof, and may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

Company: The One World Doll Project, Inc.

By:          /s/ Corinda J Melton                                                                      9/17/2011
Corinda Joanne Melton, CEO                                                                           Date

Robert Hines

By:          /s/ Robert Hines                                                                             9/17/2011
                Robert Hines                                                                                      Date